Exhibit 99.1

Form 4 Joint Filer Information

Name:	Platinum International Investment Holdings RSC Limited
Address:	Level 26 Al Khatem Tower Abu Dhabi Global Market Square Al Maryah Island Abu Dhabi, United Arab Emirates
Date of Event Requiring Statement:	02/02/2024

Name:	Platinum Falcon B 2018 RSC Limited
Address:	Level 26 Al Khatem Tower Abu Dhabi Global Market Square Al Maryah Island Abu Dhabi, United Arab Emirates
Date of Event Requiring Statement:	02/02/2024